As filed with the Securities and Exchange Commission on January 2, 2026

Registration No. 333-______

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IREN LIMITED
(Exact name of Registrant as specified in its charter)

Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Level 6, 55 Market Street
Sydney, NSW 2000 Australia
(Address of Principal Executive Offices)

IREN Limited 2025 Omnibus Incentive Plan
(Full title of the plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(Name and address of agent of service)
(302) 738-6680
(Telephone number, including area code, of agent for service)

Copy to:
Byron B. Rooney Marcel R. Fausten Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Cesilia Kim IREN Limited Level 6, 55 Market Street Sydney, NSW 2000 Australia +61 2 7906 8301

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Registrant. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Registrant” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Emerging growth Registrant ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

EXPLANATORY INFORMATION

This Registration Statement on Form S-8 (this “Registration Statement”) covers the registration of 17,500,000 ordinary shares, no par value (“Ordinary Shares”), of IREN Limited (the “Registrant”) authorized for future issuance under the Registrant’s 2025 Omnibus Incentive Plan (the “Plan”) as approved by the Registrant’s shareholders at the Registrant’s 2025 Annual General Meeting on November 19, 2025. The total number of Ordinary Shares being registered pursuant to this Registration Statement does not constitute a current issuance of such shares, but instead may be issued pursuant to awards granted in the future under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I is omitted from this Registration Statement and is included in documents sent or provided to participants of the Plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference, as of their respective dates:

(1)       The Registrant’s Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended June 30, 2025, filed with the Commission on August 28, 2025, including the sections of the Registrant’s Definitive Proxy Statement on Schedule 14A for the Registrant’s 2025 Annual General Meeting of Shareholders, as filed with the Commission on October 6, 2025, incorporated by reference in the Annual Report;

(2)       The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the Commission on November 6, 2025;

(3)       The Registrant’s Current Reports on Form 8-K filed with the Commission on July 1, 2025; July 3, 2025 (only with respect to the second report filed on such date); September 8, 2025 (excluding the information disclosed pursuant to Item 7.01 and Exhibits 99.1 thereto); October 7, 2025; October 9, 2025; October 14, 2025; November 3, 2025 (excluding the information disclosed pursuant to Item 7.01 and Exhibits 99.1 and 99.2 thereto); November 24, 2025; November 28, 2025; December 1, 2025; December 3, 2025 and December 8, 2025;

(4)       All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(5)       The description of the Registrant’s securities contained in Exhibit 4.1 to the Annual Report, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Constitution (the “Constitution”) provides for indemnification of the Registrant’s officers and directors to the full extent permitted by applicable law.

In addition, the Registrant has entered into agreements to indemnify its directors and executive officers containing provisions, which are in some respects broader than the specific indemnification provisions contained in the Constitution. The indemnification agreements require the Registrant, among other things, to indemnify such persons against expenses, including attorneys’ fees, judgments, liabilities, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by the Registrant or in the Registrant’s right, that may arise by reason of their status or service as the Registrant’s director or executive officer and to advance expenses incurred by them in connection with any such actions or proceedings.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit Index
4.1
Amended and Restated Constitution of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on November 24, 2025).

5.1*	Opinion of Allens, Australian counsel of IREN Limited.
23.1*	Consent of Raymond Chabot Grant Thornton LLP, independent registered public accounting firm.
23.2*	Consent of Allens, Australian counsel of IREN Limited (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereto).
99.1*	IREN Limited 2025 Omnibus Incentive Plan
107.1*	Filing Fee Table

* Filed herewith.

Item 9.	Undertakings.

A.       The Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Filing Fee table in the effective registration statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (A)(l)(i) and (A)(l)(ii) shall not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sydney, Australia, on January 2, 2026.

IREN LIMITED

By:	/s/ Daniel Roberts
	Name:	Daniel Roberts
	Title:	Co-Chief Executive Officer

By:	/s/ William Roberts
	Name:	William Roberts
	Title:	Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Registrant’s co-principal executive officers and principal financial officer (currently Daniel Roberts, William Roberts and Anthony Lewis respectively) as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Roberts	Co-Chief Executive Officer and Director	January 2, 2026
Daniel Roberts	(Principal Executive Officer)

/s/ William Roberts	Co-Chief Executive Officer and Director	January 2, 2026
William Roberts	(Principal Executive Officer)

/s/ Anthony Lewis	Chief Financial Officer	January 2, 2026
Anthony Lewis	(Principal Accounting Officer)

/s/ David Bartholomew	Director	January 2, 2026
David Bartholomew

/s/ Christopher Guzowski	Director	January 2, 2026
Christopher Guzowski

/s/ Michael Alfred	Director	January 2, 2026
Michael Alfred

/s/ Sunita Parasuraman	Director	January 2, 2026
Sunita Parasuraman

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of IREN Limited has signed this Registration Statement on January 2, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized Representative in the United States